Exhibit 99.1
FOR IMMEDIATE RELEASE: February 25, 2011

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Phone:	804-403-2116
Email:	hmarth@centralvabank.com
Website:	www.centralvabank.com

CENTRAL VIRGINIA BANKSHARES REPORTS FOURTH QUARTER
AND FULL YEAR 2010 FINANCIALS

POWHATAN, VA – February 25, 2011 /PR Newswire-FirstCall/ Central Virginia Bankshares, Inc. (NASDAQ: CVBK) and Central Virginia Bank announced that the ”pre-tax, pre-provision” earnings for the year ended December 31, 2010, were $2.2 million compared to a pre-tax, pre-provision loss of $3.8 million for the year ended December 31, 2009. Pre-tax, pre-provision earnings represents a non-GAAP measure determined by taking income before income taxes and adding back loan loss provision.  Pre-tax, pre-provision earnings is evidence that the basic earning engine of the bank is functioning as it should and producing profits.

Herb Marth, President and Chief Executive Officer of Central Virginia Bank, commented that “Over the past year, while we have concentrated on serving our customers, we have also made our Company leaner, more efficient and most importantly, we have been successfully reducing our credit risk exposure. We believe that while it will be some time before our economy and the real estate markets fully stabilize, it appears that the worst may be behind us. We feel that 2011 will be a better year, and Central Virginia Bank is well positioned to capitalize on the improving environment.”

The Company’s financial performance reported for the fourth quarter 2010 was a net loss of $2.10 million, and after the effect of accrued dividends of $160.6 thousand on preferred stock, resulted in a net loss available to common shareholders of $2.26 million or $(0.86) per basic and diluted share. This net loss compares to the fourth quarter 2009 net loss of $8.3 million, which, after the effect of accrued dividends of $160.6 thousand on preferred stock, resulted in a net loss available to common shareholders of $8.4 million or $(3.23) per basic and diluted share.

For the twelve months ended December 31, 2010, the Company reported a net loss of $15.3 million that,  after considering the effect of accrued dividends of $642.4 thousand on preferred stock, resulted in a net loss available to common shareholders of $15.9 million or $(6.06) per basic and diluted share.  The net loss in 2010 was impacted by a third quarter non-cash charge of $12.1 million to establish a deferred tax asset valuation allowance.  The net loss for 2010 compares to the prior year’s net loss of $9.2 million, which after considering the effect of accrued dividends of $590.4 thousand on preferred stock resulted in a net loss available to common shareholders of $9.8 million or $(3.74) per basic and diluted share. At year-end the book value of our common stock was $4.20 per share.

Herb Marth commented, “Throughout these unprecedented economic times, Central Virginia Bank has successfully weathered the storm. We continue to work at improving asset quality, increasing capital, and maintaining solid positive core earnings. Our proposed capital raise, despite being temporarily postponed due to market conditions, is still planned, subject to a current assessment of the market by our investment bankers.”  He added, “One of the most heartening and reassuring aspects of our experience over the past two years has been the loyalty and support of our customers. They have stuck with us, and we believe that is proof that Central Virginia Bank has remained true to our mission of serving the needs of our customers; rewarding our shareholders; developing and supporting our employees; and giving back to the communities where we live and work.”

The Company has successfully continued its efforts to shrink its balance sheet, effectively deleveraging and thereby improving its regulatory risk adjusted capital position. Average total assets for the fourth quarter were $418.1 million, a decline of $64.8 million or 13.4 percent from the prior year’s comparable quarter’s average of $482.9 million. The majority of this intentional shrinkage occurred in the following areas:  investment portfolio averages declined $47.6 million or 33.0 percent, average loans declined $33.8 million or 11.6 percent, average certificates of deposit declined by $36.9 million or 15.9 percent and average total borrowings declined by $13.4 million or 23.8 percent. These declines were offset by increases in average federal funds sold of $8.0 million or 78.7 percent. The bank’s average core deposits, consisting of demand deposits, interest checking, money market and savings accounts, have increased by $4.2 million or 3.7 percent and averaged over $118.7 million in the fourth quarter 2010 compared to the fourth quarter 2009 balance of $114.6 million.  Average core deposits for 2010 totaled $119.3 million compared to average core deposits of $106.1 million in 2009, which represents a $13.2 million or 12.4 percent growth in 2010.   During 2010, this deleveraging strategy has allowed us to improve our liquidity position.

The fully taxable equivalent net interest income in the fourth quarter 2010 was $2.8 million. The decline in our net interest margin in the fourth quarter compared to the third quarter is largely the result of decreasing earning assets somewhat offset by the continuing low interest rate environment which favorably affects our cost of deposits. The quarterly margin was 2.91 percent, compared to 3.30 percent in the preceding quarter and 2.60 percent in the fourth quarter of the prior year. For 2010, the margin was 3.04 percent  versus 2.87 percent in 2009. Total interest income for the fourth quarter of 2010 was $4.6 million while total interest expense was $1.9 million. Interest income was lower by 18.7 percent from the prior year’s same quarter due to sales and calls of investment securities, and declines in the total loan portfolio of $30.8 million coupled with lost earnings from having $37.2 million in non-performing assets. However, our interest expense of $1.9 million also declined by 32.5 percent from the prior year’s fourth quarter due to lower interest rates on deposits, the reduction of $39.5 million in deposits, and a reduction of $9.7 million in borrowings from the fourth quarter of 2009.

Non-interest income totaled $1.7 million, an increase of $1.5 million from the prior year’s fourth quarter total of $183.2 thousand. The increase is due principally to the realized gain on sales of securities compared to the realized losses on sales of securities in the fourth quarter of the prior year.  This improvement was offset by lower deposit fees and mortgage loan sale commissions. The Company continues to review all sources of non-interest income to determine if and where enhancements may be recognized in future periods.

Total non-interest expense for the fourth quarter 2010 was $3.9 million, a decrease of $3.2 million as compared to $7.1 million last year.   Fourth quarter non-interest expense included the following:

•	Salaries and benefits decreased by $351 thousand or 19.4 percent compared to fourth quarter 2009.
•	Other-Than-Temporary Impairment (OTTI) decreased by $3.1 million or 94.9 percent compared to fourth quarter 2009.
•	Premiums paid on FDIC insurance decreased by $276.5 thousand or 43.2 percent compared to fourth quarter 2009.
•	Legal, professional, and consulting fees increased by $302.8 thousand or 156.5 percent compared to fourth quarter 2009 primarily as a result of our Written Agreement with the regulators.

The Company is continuing to aggressively manage all expense categories to identify opportunities where savings may be recognized. Over the year we identified and have implemented over $1 million in expense reductions for 2011.  Reducing growth in expenses will improve current and benefit future periods and is consistent with our goal of improving our efficiency ratio.

Total non-performing assets at the end of the fourth quarter increased to $37.2 million compared to $32.5 million at the end of the preceding third quarter of 2010 and $29.6 million at December 31, 2009. The change from third quarter to fourth quarter 2010 resulted from a decrease in OREO offset by several loans, one of which was significantly larger than the others, being transferred into non-accrual status in December 2010. The Company has done extensive analysis of its loan portfolio, and for the fourth quarter 2010, recorded a provision of $2.7 million compared to $7.6 million in the fourth quarter of 2009. For the year to date, the total  provision for loan losses was $7.8 million versus $9.5 million in the prior year. The balance of the reserve for potential future loan losses at year-end 2010 totaled  over $10.5 million or 4.03 percent of loans.

At the end of the fourth quarter 2010, we remain “well capitalized” with our tier 1 risk-based capital ratio and leverage ratio and “adequately capitalized” with our total risk based capital ratio.

About Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 36 year old $400 million community bank with its headquarters and main office in Powhatan County and six additional branch offices: two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County. Central Virginia Bankshares, Inc. trades under the symbol CVBK (NASDAQ).

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions.  Forward-looking statements in this news release include, among others, statements about our future capital raise.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

Source:	Central Virginia Bankshares, Inc.
Website:	www.centralvabank.com

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Central Virginia Bankshares, Inc. 804-403-2116

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Amounts in 000's, except per share data	Fourth Quarter (Unaudited)		Year to Date (Unaudited)
	12/31/2010	12/31/2009	12/31/2010	12/31/2009

Net Income (Loss)	$(2,101)	$(8,281)	$(15,251)	$(9,166)
Net Income Available to Common Shareholders	$(2,261)	$(8,441)	$(15,893)	$(9,756)
Interest & Fees on Loans	$3,728	$4,128	$16,132	$17,909
Interest on Investments	$909	$1,554	$4,824	$7,500
Interest on Funds Sold	$10	$6	$32	$21
Interest on Deposits	$1,467	$2,367	$6,944	$10,128
Interest on Borrowings	$450	$474	$1,839	$2,310
Interest Expense	$1,918	$2,841	$8,783	$12,438
Net Interest Income	$2,729	$2,846	$12,205	$12,992
Net Interest Income (FTE)*	$2,777	$2,923	$12,435	$13,337
Non Interest Income	$1,711	$183	$4,734	$3,180
Loan Loss Provision	$2,662	$7,619	$7,784	$9,512
Non Interest Expense	$3,869	$7,144	$14,745	$20,018

Period End Balances:
Investment Securities	$111,323	$127,407
Fed Funds Sold	$6,279	$4,493
Loans (net of Unearned Discount)	$261,449	$292,304
Loan Loss Reserve	$(10,524)	$(10,814)
Non Interest Bearing Deposits	$35,370	$37,460
Total Deposits	$346,062	$385,586
Borrowings	$48,128	$57,862
Assets	$409,142	$473,223
Period End Shareholders' Equity	$11,025	$26,219

Average Balances:
Average Assets	$418,009	$482,878	$446,941	$495,915
Average Earning Assets	$381,677	$450,355	$408,843	$465,308
Investment Securities	$95,536	$143,101	$113,619	$157,727
Federal Funds Sold	$18,160	$10,162	$14,069	$9,221
Loans Held for Sale	$1,431	$1,367	$1,194	$1,547
Loans (net of Unearned)	$256,573	$290,387	$269,733	$292,469
Non Interest Bearing Deposits	$41,762	$45,717	$44,122	$42,185
Total Deposits	$313,697	$346,390	$329,596	$337,441
FHLB Overnight Advances	$-	$10,000	$3,825	$11,019
FHLB Term Borrowings	$40,000	$40,000	$40,000	$41,712
Fed Funds Purchased & REPO	$2,997	$6,413	$3,566	$26,628
Long Term Debt, Capital Trust Preferred	$5,155	$5,155	$5,155	$6,857
Average Shareholders' Equity	$15,587	$33,653	$24,767	$30,372
Average Shares Outstanding - Basic	2,623	2,618	2,623	2,606
Average Shares Outstanding - Fully Diluted	2,623	2,618	2,623	2,606

Asset Quality:
Charged Off Loans	$2,693	$1,641	$(8,392)	$(2,530)
Recoveries	$55	$5	$318	$36

Period End:
Non Accrual Loans	$30,965	$21,655
Loans Past 90 Days or More	$1,503	$2,177
Other Non Performing Assets	$2,330	$2,165
Other Real Estate	$2,394	$3,575
Total Non Performing Assets	$37,191	$29,572

Per Share Data & Ratios:
Net Income (Loss) Per Share - Basic	$(0.86)	$(3.23)	$(6.06)	$(3.74)
Net Income (Loss) Per Share - Diluted	$(0.86)	$(3.23)	$(6.06)	$(3.74)
Period End Book Value Per Share	$4.20	$10.01
Return on Average Assets	-2.01%	-6.86%	-3.41%	-1.85%
Return on Average Equity	-53.91%	-98.43%	-61.58%	-30.18%
Efficiency Ratio*	86.20%	229.99%	85.88%	121.20%
Average Loans to Average Deposits	84.97%	85.37%	84.94%	87.96%
Reserve for Loan Losses/ Loans EOP	4.03%	3.70%
Net Interest Margin (FTE)*	2.91%	2.60%	3.04%	2.87%

* - Non-GAAP Measure

Reconciliation of Pre-tax Pre-provision Income to Net Loss
Net Loss	$(2,101)	$(8,281)	$(15,251)	$(9,166)
Less: Tax Expense (Benefit)	10	(3,453)	9,661	(4,192)
Less: Provision for Loan Losses	$2,662	$7,619	$7,784	$9,512
Pre-Tax Pre-Provision Income	$571	$(4,115)	$2,194	$(3,846)